EXECUTION


                       AMERICAN RESIDENTIAL EAGLE, INC.

                     MORTGAGE-BACKED CALLABLE CERTIFICATES
                                 SERIES 1998-1

                                TERMS AGREEMENT
                  (to Standard Terms Underwriting Agreement,
                              dated June 11, 1998
                  between the Depositor and the Underwriter)


American Residential Eagle, Inc.                         New York, New York
American Residential Investment Trust Inc.                    June 11, 1998
445 Marine View Avenue
Suite 100
Del Mar, California 92014


          Lehman Brothers Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 1998-1 Mortgage Backed Callable Certificates ("Series 1998-1 Certificates") specified in
Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Offered Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-47311). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1. The Mortgage Pool: The Series 1998-1 Certificates shall evidence the entire beneficial ownership interest in a Collateralized Mortgage Bond (the "Underlying Bond") secured by a mortgage pool (the "Mortgage Pool") of conventional, adjustable rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the characteristics set forth in the Prospectus Supplement, to be dated June 15, 1998, relating to the issuance, offering and sale of the Offered Certificates (the "Prospectus Supplement") under the caption "Trust Fund Assets-The Mortgage Pool":

          (a) Terms of the Underlying Bond: $456,822,000 initial principal balance; the calculation of interest, principal amortization, redemption features and other terms relating to the Underlying Bond are described in the Prospectus Supplement under the caption "Summary-Description of the Underlying Bond."

          (b) Aggregate Principal Amount of the Mortgage Pool: Approximately $463,075,880 aggregate principal balance as of the Cut-off Date, subject to adjustment for removal or substitution of the Mortgage Loan collateral prior to Closing.

          Section 2. The Certificates: The Offered Certificates shall be issued as follows:

          (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances:

                               Class
                             Principal         Interest      Class Purchase
Class                         Balance            Rate       Price Percentage
-----                         -------            ----       ----------------
A-1...............         $143,970,000          (1)              100%
A-2...............         $232,093,000          (2)              100%
M-1...............         $ 46,029,000          (3)              100%

----------------------
(1) Interest will accrue on the Class A-1 Certificates with respect to each Distribution Date at a per annum rate equal to the least of (i) LIBOR (as defined in the Prospectus Supplement) plus 0.09%(the "Class A-1 Spread"),
     (ii) 9.50% and (iii) the Bond Interest Rate (as defined in the Prospectus Supplement). On each Bond Distribution Date after which the Bond Principal Balance (as defined herein) is less than 35% of the initial Bond Principal Balance, the Certificate Interest Rate of the Class A-1 Certificates will be increased as described in the Prospectus Supplement. The initial Certificate Interest Rate of the Class A-1 Certificates will be 5.75%.
(2) Interest will accrue on the Class A-2 Certificates with respect to each Distribution Date at a per annum rate equal to the least of (i) LIBOR plus 0.21% (the "Class A-2 Spread"), (ii) 9.50% per annum and (iii) the Bond Interest Rate. On each Bond Distribution Date after which the Bond Principal Balance is less than 35% of the initial Bond Principal Balance, the Certificate Interest Rate of the Class-A-2 Certificates will be increased as described in the Prospectus Supplement. The initial Certificate Interest Rate of the Class A-2 Certificates will be 5.87%.
(3) Interest will accrue on the Class M-1 Certificates with respect to each Distribution Date a per annum rate equal to the least of (i) LIBOR plus 0.50% (the "Class M-1 Spread"), (ii) 9.50% per annum and (iii) the Bond Interest Rate. On each Bond Distribution Date after which the Bond Principal Balance is less than 35% of the initial Bond Principal Balance, the Certificate Interest Rate of the class-M-1 Certificates will be increased as described in the Prospectus Supplement. The initial Certificate Interest Rate of the class A-2 Certificates will be 6.16%.

          (b) The Offered Certificates shall have such other characteristics as described in the Prospectus Supplement.

          Section 3. Terms of Sale of Offered Certificates: The Depositor agrees to sell to the Underwriter and the Underwriter agrees to purchase from the Depositor the Offered Certificates in the principal amounts set forth in
Section 2 hereof at a purchase price for each Class of the Offered Certificates equal to the Class Principal Balance set forth above multiplied by the Purchase Price Percentage set forth above.

          The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

          Section 4. Required Ratings:The Offered Certificates shall have received the following Required Ratings:

          Class A-1/Class A-2: "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Corporation, Inc. and "AAA" by Duff & Phelps Credit Rating Co. ("DCR").

          Class M-1: "AA" by DCR.

          Section 5. Tax Treatment: An election will be made to treat the assets of the Trust Fund as a FASIT for federal income tax purposes.

          Section 6. Closing Date: 10:00 a.m., New York time, on or about June 17, 1998. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Depositor.

                                          Very truly yours,

                                          LEHMAN BORTHERS INC.



                                          BY:__________________________________
                                             Name:
                                             Title:



The  foregoing Agreement is hereby
confirmed and accepted as of the date
first above written.


AMERICAN RESIDENTIAL EAGLE, INC.



By:__________________________________
   Name:
   Title:



AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.



By:__________________________________
   Name:
   Title: